Exhibit 10.11

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

ZEEKR Intelligent Technology Co., Ltd.

and

Zhejiang Jirun Meishan Automobile Parts Co., Ltd.

and

Zhejiang Geely Automobile Co., Ltd.

Cooperation Framework Agreement

Project name: [***]
Contract number: [***]
Signing time: January 10, 2024

Cooperation Framework Agreement

This Cooperation Framework Agreement (“this Agreement”) was made and entered into by and between the following Parties on January 10, 2024:

Party A: ZEEKR Intelligent Technology Co., Ltd. (“Party A” )

Party B: Zhejiang Jirun Meishan Automobile Parts Co., Ltd.(“Party B”)

Party C: Zhejiang Geely Automobile Co., Ltd. (“Party C”)

Party A, Party B and Party C may be referred to individually as a “Party” or collectively as “Parties” hereunder.

Through friendly negotiation, the parties hereby enter into the following agreement for the development and production of [***] and its modified model at Geely Meishan Factory.

1            Cooperation principles

1.1	Based on the principles of openness, transparency and sharing, all parties shall have full trust and share resources with each other.

1.2	In the process of project development, the control, verification and acceptance of each node shall be under the control of ZEEKR.

1.3	In the production process of the project, the quality control shall be carried out in accordance with the quality assurance system of Party B approved by Party A (for details, please refer to Annex 4 Quality Agreement).

2            Cooperation scope

2.1	The parties shall jointly manufacture new-energy pure electric vehicles based on [***] and its modified models (“Cooperative Models”) under the project code of [***]. The cooperative models shall use the brand of "ZEEKR" and the corresponding Road Motor Vehicle Manufacturer and Product Announcement (“Product Announcement ") shall be registered under the name of Party C.

2.2	For the foregoing purposes, Party A and/or its affiliates will entrust Party B with the production of cooperative models; Party C shall, after testing and processing the cooperative models and completing the procedures for applying for Finished Vehicle Delivery Qualification Certificate (“ Qualification Certificate ") and other necessary procedures, sell the finished vehicle products to Party A and/or its affiliates; Party A and/or its affiliates will act as the exclusive general distributor of the cooperative models. Please refer to Annex 2 for the division of labor and transaction path of the parties.

3            Rights and obligations of the Parties

3.1	Party A shall be responsible for project development tasks, objectives, costs, development progress and R&D quality control. Party A shall, under the assistance of Party C, be responsible for completing the necessary procedures such as product announcement, 3C certification and declaration of environmental protection announcement of cooperative models, and provide necessary technical data and relevant documents. If the relevant laws and regulations or government authorities require on-site factory audit or on-site inspection, Party B shall cooperate with the government authorities, Party A and Party C as required (including but not limited to providing assistance for on-site work and providing documents and materials).

3.2	Party A shall be responsible for direct material supplier selection, pricing, business negotiation, supplier quality management, supplier capacity management and other supplier management matters; Party B shall be responsible for placing purchase orders. Party A is mainly responsible for supply chain management, such as ensuring the timeliness of supply from suppliers, and Party B shall provide assistance. Please refer to Annex 3 for details about RASIC division of labor. Party B shall, in accordance with acceptance standards and requirements approved by Party A, promptly accept the materials delivered by suppliers (including but not limited to package confirmation, appearance inspection, quantity counting, model checking, quality problems, etc.), properly keep the materials and settle the payment. It is agreed by all parties that the Party B will handle the nonconforming products in accordance with the management measures agreed by Party A and Party B.

3.3	Party B shall be fully responsible for the production and manufacturing of cooperative models, including material management, production process development, inspection, etc. It is agreed by the parties that they will perform quality related functions and responsibilities in accordance with the management measures set forth in Annex 4 Quality Agreement.

3.4	Party B shall coordinate with Party C to handle the qualification certificate, consistency certificate, 3C labeling and the printing and information uploading of the motor vehicle environmental protection information list for the cooperative models. According to the corresponding data provided by Party A and its affiliates, Party C shall be responsible for the information entry of various platforms, including but not limited to the monitoring platform for new energy vehicles and the battery traceability system; Party B shall be responsible for promptly and accurately providing all other information (including but not limited to vehicle production, warehousing, billing and other information) necessary for the completion of the aforementioned work, and liable for the authenticity, accuracy and completeness of such information.

3.5	The parties hereby confirm that although the product announcement is registered under the name of Party C, the new energy credits and carbon emission credits (if applicable) related to the cooperative models shall belong to Party A and/or its affiliates. Party B or Party C shall take necessary actions (for example, selling to a third party) in accordance with the decision as agreed with Party A regarding the rights and interests enjoyed by Party A or its affiliates, provided that Party A or its affiliates shall bear the taxes and fees arising out of such actions. For clarity, under the same conditions, Party A or its affiliates shall give priority to Party B or its affiliates when selling new energy credits, and Party B or its affiliates shall give priority to the new energy credits of Party A or its affiliates when it has the need to purchase new energy credits.

3.6	The parties hereby confirm that the follow-up matters related to government subsidies will be promoted with the friendly assistance of all parties.

3.7	With regard to the cooperation model and the after-sales service of the delivered vehicles and other matters, the parties shall act accordingly in accordance with Annex 4 Quality Agreement.

4            Plant construction and SOP preparation

4.1	Party B is a new automobile production base with high quality and first-class manufacturing and management level, which can meet the quality requirements and capacity requirements of Party A.

4.2	All parties hereby confirm that the Party B (including but not limited to plant construction, production line, in-plant logistics, warehousing and other facilities not dedicated to cooperative models) will be built by Party B with its own funds.

4.3	All parties agree that the infrastructure, technical modification and management and production cost of [***] and its modified model project will be settled by signing a separate agreement.

5            Capacity scheduling

5.1	Party A shall update the annual demand of "1+3" to Party B on a rolling basis before September 30 of each year, and output the final version before November 15 of each year, where the capacity for the first year ("1") shall be the locked capacity, and the capacity for the following three years ("3") shall be the scheduled capacity. "1" means that in September of the current year, Party A shall provide Party B with the locked capacity for the next year (calendar year).

"3" means that in September of the current year, Party A shall provide Party B with the scheduled capacity for the last three of the next four years.

Party B shall evaluate the annual rolling forecast after receiving it, and send the confirmation results back to Party A, which shall be formally locked after both parties reach a consensus. Party B shall make best efforts to meet the capacity requirements proposed by Party A.

5.2	Party B shall evaluate the depreciation and amortization ratio for the scheduled capacity in the following year. If it is lower than the preset minimum depreciation and amortization ratio for the full life cycle in the current year, the total amount of depreciation and amortization shall be calculated according to the minimum percentage in the life cycle, and the standard depreciation and amortization amount for each unit in the following year shall be agreed. If there is any change in the depreciation and amortization ratio due to the change in Party B's output of the models, it shall be confirmed by both parties.

5.3	Party B will confirm the final version of the capacity allocation plan before November 30 of the current year, and Party A shall be responsible for the allocated capacity. The calculation principles are as follows:

1. If the output is less than 90% of the locked capacity (excluding 90%), Party A shall bear the total amount of the amortization of three charges and the fixed depreciation and amortization based on 90%* of the locked capacity and the agreed three charges and depreciation and amortization per unit;

2. If the output is within the range of 90%-110% of the locked capacity (including 90% and 110%), it shall be calculated according to the actual output* the agreed three charges and depreciation and amortization per unit;

3. If the output exceeds 110% (excluding 110%), for the part beyond 110%, the agreed depreciation and amortization per unit will not be collected, while the three charges will still be collected for each unit as agreed.

5.4	If the actual annual output of Party A exceeds the locked capacity, Party A needs to purchase the excess capacity from Party B. If it exceeds the maximum production capacity of Party B, Party A shall negotiate with Party B and confirm the feasibility of production expansion, and carry out the transformation of Party B to meet the production capacity demand of Party A. The costs incurred and payable by Party A shall be paid to Party B at the agreed time after the transformation is completed. The investment in other assets (land, plant, equipment and other supporting facilities) will be amortized to the cost per vehicle. In principle, the settlement shall be made according to the capacity locked at the beginning of the year. In case of special circumstances, both parties shall negotiate separately.

5.5	For clarity, the annual locked capacity referred to in this Agreement is based on the amount last adjusted (if any) for rolling updates.

5.6	If the total locked capacity plan received by Party B from Party A exceeds the capacity range of Party B, Party B shall negotiate with Party A to adjust the locked capacity plan according to the specific situation, and implement the adjusted locked capacity plan after the final decision of the manufacturing committee.

5.7	If Party A plans to further increase the supply of cooperative models beyond the annual locked capacity, it shall separately negotiate with Party B for the specific matters.

6            Production and sales coordination mechanism

6.1	The parties shall set up the "ZEEKER Cooperative Manufacturing Project Executive Committee" to update the monthly forecast on a rolling basis according to the production and sales coordination rules. In order to ensure Party B's stable production and timely delivery of orders, Party A shall break down the annual demand to monthly demands in a balanced pattern. During the monthly production and sales communication, both parties shall fully communicate with each other in light of the product market demand, factory capacity and supply chain situation, and then release the monthly production and sales plan after reaching a consensus.

6.2	Party B shall carry out production and delivery according to the monthly plan agreed by both parties.

6.3	Party A may adjust the sales volume outline once in half a year according to the actual market situation, provided that this adjustment is only used to guide the production and sales plan, and the total amount of the three charges and depreciation and amortization shall still be calculated with reference to the above-mentioned annual volume locking mechanism.

7            Volume locking mechanism for parts

8.1	If the parts supplier requests to sign a parts quantity locking agreement with Party B, Party A shall cooperate and sign the relevant parts quantity locking agreement after making internal evaluation and confirmation.

8            Calculation and payment of ex-factory price

All parties hereby confirm that the ex-factory price of the finished vehicle shall be calculated in accordance with the following formula:

Ex-factory price = BOM cost * ([***]%) + (three factory charges + fixed depreciation and amortization + security contribution + tax and surcharge) * ([***]%)

Where:

•	BOM cost refers to the total material cost (including cargo collection cost and RDC cost, if any) of the finished vehicle products actually delivered to Party A and/or its affiliates, which is paid by Party B and approved by Party A and/or its affiliates. The specific details shall be determined by Party A and/or its affiliates and Party B.

•	Three factory charges refer to direct labor + controllable manufacturing expenses + controllable administrative expenses

•	Fixed amortization refers to the uncontrollable manufacturing expenses + uncontrollable administrative expenses

The price of the finished vehicle/assembly sold by Party C= the purchase price of Party C from Party B + the value-added cost of Party C in the business × (1+ value-added cost markup rate) + the non-value-added cost of Party C in the business

Where:

•	"Value-added cost" refers to the direct cost (excluding the price of purchasing the finished vehicle and accompanying tool kits from Party B) and indirect cost incurred by Party C in completing the last process of vehicle production, but excluding financial expenses, non-operating expenses and income tax expenses;

•	"Non-value-added cost": the sales and administrative expenses of Party C in the business – the value-added cost of Party C in the business;

•	In 2023, the value-added cost markup rate is [***]%. The markup rate will be uniformly reviewed by Geely Auto Group Co., Ltd every year.

•	In case of major changes in functions of Party B and Party C due to special requirements of the government, the pricing policy will be adjusted simultaneously upon mutual agreement of both parties.

8.1	For clarity, the foregoing "depreciation and amortization" shall be determined in accordance with the following principles:

(1)	Party B's accounting policies on fixed assets depreciation and amortization (including accounting policy adjustment, the same below) and list of fixed assets have been approved by Party A in advance;

(2)	The depreciation and amortization of the shared fixed assets shall be shared among the brands in accordance with the proportion confirmed in Article 6.2 above. If the actual capacity of the current year does not reach the locked capacity, Party A shall properly compensate the difference between the locked capacity and the actual capacity after the negotiation and confirmation between Party A and Party B, and pay in a lump sum to Party B in January of the next year. Please refer to the Annex 1 for details.

(3)	After the completion of the mass production stage and EOP, Party B will be responsible for the net disposal of the special assets in accordance with the Equipment Management Measures of Geely Holding Group, regardless of whether depreciation and amortization of the special assets are completed, and Party A will participate in the examination and approval of the disposal plan.

8.2	Party A and Party B shall settle " three factory charges" according to the agreed settlement principle of manufacturing expenses. The shared expenses shall be borne by the corresponding subject of each brand in the factory according to the production capacity ratio of the cooperative models, while the special expenses for [***] shall be borne by Party A.

8.3	Party C shall send a monthly bill of sales expenses to Party A, and Party A shall confirm the bill within 7 days upon receipt of the bill. If Party A fails to raise objections to the charges within the said time limit, Party A shall be deemed to have confirmed the charges in the bill. After Party A confirms the charges, Party C will issue a special VAT invoice based on the billing amount confirmed by both parties, and Party A shall pay the corresponding amount to the bank account designated by Party C within 60 days after the invoice is issued.

8.4	Party A and Party B confirm that the above pricing principles also apply to the ex-factory price calculation for special requirements (such as special color cars, etc.), that is, the actual costs incurred due to special requirements shall be settled in accordance with the above ex-factory price determination principles.

9            Security deposit

The parties hereby acknowledge that Party A and/or its affiliates shall pay the mutually agreed security deposit (That is, the amount of special equipment set out in the [***] Infrastructure Technical Transformation and Management Investment Agreement signed by both parties) to Party B and/or its affiliates within 30 days after the end of the quarter. Party B and/or its affiliates shall return the interest-free security deposit to Party A and/or its affiliates every month [in the month after receiving the payment for the vehicle after mass production delivery, in accordance with the monthly depreciation amount of the special assets for the cooperative models]. If [the production of cooperative models is terminated before mass production or the equipment depreciation is not completed after exit after mass production], Article 15 of this Agreement shall apply. If [Party A and/or its affiliates have paid in full the purchase price and compensation amount (if any)], Party B and/or its affiliates shall refund the remaining portion of the security deposit to Party A and/or its affiliates in the following month.

10            Overdue payment

10.1	Party A and/or its affiliates shall pay to Party B and/or its affiliates the amounts stated in Articles 9, 10 and 12.1 hereof in strict accordance with provisions of this Agreement. If Party A and/or its affiliates delay the payment, they shall pay the overdue interest at the rate of six percent (6%) per annum for the overdue payment, from the overdue date to the actual date of payment.

10.2	If Party A fails to pay the ex-factory price according to this Agreement without prior consent of Party B, Party B shall have the right to suspend the advance payment of BOM cost, and Party A shall communicate with the supplier and settle the amount by itself. Party B shall not bear the liability for not meeting the delivery rate caused by this.

11            Principles of change management

11.1	Party A and Party B shall not unilaterally change the design unless both parties agree through consultation and sign the design change order (Annex 5). The design change demander shall bear the corresponding design change cost, and the design change adjustment amount shall be separately agreed and settled in the design change order. Both parties agree to reconcile and accrue all the design change amounts generated in each month on a monthly basis, and complete settlement within 60 days after the invoice is issued at the end of each quarter.

11.2	In the event that the special equipment cannot be used any longer or the special equipment EOP is resulted in due to the design changes caused by Party A, Party B shall use its best reasonable efforts to reduce the relevant losses resulting therefrom, and Party A shall bear the losses or additional costs and expenses caused to Party B by Party B's aforesaid efforts. If there is indeed any loss related to the supplier and the supplier provides proof of loss and calculation certificate, Party A shall bear the loss related to the supplier on behalf of Party B, including but not limited to the sunk cost of product price plus mold cost. If Party A is unable to directly compensate the supplier for the relevant losses or bear the relevant costs and expenses, Party A shall pay the corresponding amount to Party B in advance before Party B makes the relevant payment to the supplier.

12            Confidentiality

12.1	During and after the term of this Agreement, no party shall divulge or disclose any Confidential Information to any third party without the written permission of the other parties, unless such information has become available through public channels.

12.2	Each party (including its own employees) shall be obliged to keep confidential this Agreement and all policies, regulations, operation manuals, customer information and product information in the business.

13            Damages

13.1	If the factory stops production due to one party, the party shall bear the corresponding liability, which shall be included into the assessment mechanism. The specific compensation plan and amount shall be negotiated by both parties.

13.2	If it is necessary to purchase materials in advance and pay the supplier through Party B due to Party A’s reason, Party A shall pay the corresponding material price to Party B in advance. The material price paid in advance may be deducted from the sum payable by Party A to Party B for the complete vehicle assembly. Other additional expenses (storage fees, capital occupancy costs, financial expenses, etc.) confirmed by both parties in writing shall be borne by Party A alone.

13.3	Party B shall provide to Party A a list of materials with storage age exceeding 2 months on a monthly basis to give Party A early warning and confirm the consumption plan. If the materials are sluggish due to Party B’s reason, Party B shall bear the liabilities. The production materials stored at Party B's production site for more than 4 months due to Party A's reasons shall be regarded as ultra-long-term materials, and the Parties shall negotiate amicably to determine the additional storage fee (calculated in proportion to the current month's output) arising from the ultra-long-term materials. The production materials that can no longer be used and consumed due to various reasons of Party A (including but not limited to order prediction deviation, design change breakpoint, product EOP, the material has passed the expiration date, the material has a storage age of more than 6 months and is not recommended for use after quality judgment) shall be deemed as sluggish materials, and Party A shall buy out the materials from Party B within 2 months after both parties confirm the list of sluggish materials. The buyout price shall be the price of sluggish materials and the additional storage fee (calculated in proportion to the output of the current month), and the parties shall agree on the duration of the disposal of the sluggish material within such time. If Party A fails to buy out the materials within 2 months, Party A shall bear the late fee and additional storage fee for the sluggish materials (calculated in proportion to the current month's output). Party A shall, within the time agreed upon by both parties after the buyout, complete the physical disposal of the sluggish materials by itself or by entrusting Party B. If the physical disposal is not completed within the time limit and Party B is not entrusted to handle it, Party A shall bear the additional storage fee (calculated in proportion to the current month's output). Party B will try its best to reduce the sluggish materials. The disposal plans include but are not limited to resale of spare parts, parts modification, transfer to other customers, etc. Party A shall bear the relevant expenses incurred. For details of the sluggish materials disposal plans, please refer to Annex 6.

13.4	Party A shall bear the corresponding expenses and compensate Party B for the losses caused by short delivery of goods during random inspection upon receipt. The claim path is that Party B claims from Party A and Party A claims from the supplier.

13.5	Party A shall bear the expenses arising from the urgent transportation of materials caused by Party A during mass production.

13.6	Party A shall bear the corresponding losses of Party B arising from the bulk replacement of parts and urgent replenishment of parts through air transportation caused by Party A, including labor costs, energy costs, etc.

13.7	This agreement is a clear expression of the true will of the parties. During the performance of this Agreement, if any party fails to perform the corresponding responsibilities and obligations in strict accordance with this Agreement, it shall constitute a breach of contract, and the breaching party shall bear the corresponding liabilities for breach of contract. In addition to indemnifying the non-breaching Party for its actual losses, the breaching Party shall bear all expenses incurred by the non-breaching party in obtaining such compensations, including but not limited to legal costs, attorney's fees, travel expenses, etc.

If any party breaches this Agreement, resulting in any loss suffered by any other third party and resulting in any dispute, and the settlement of such dispute ultimately leads to the non-breaching party being liable for any liability, the breaching party shall indemnify the non-breaching party in full for such loss.

13.8	In case of early termination of this Agreement due to Party A's liability, that is, the production of cooperative models in Meishan Plant is stopped before the expiration of the term of this Agreement, Party A shall indemnify Party B for the reasonable direct losses arising therefrom in a lump sum. For clarity, the reasonable direct losses of Party B are limited to those directly related to the cooperative models, including but not limited to the depreciation amortization of fixed assets that has not yet been borne for the remaining term of this Agreement (calculated at annual scheduled capacity), material inventory, the semi-finished products of the cooperative models, the finished vehicles not yet delivered, and employee severance costs. For the specific expense bearing principles, please refer to Article 15.

14            Exit cost

14.1	If Party A applies for exit during the cooperation period, it shall give a formal written notice to Party B one year in advance, and the compensation principle shall be implemented in accordance with Article 14.5 of this Agreement.

14.2	If Party A's actual exit date is less than one year from the time when Party A proposes to exit in writing to Party B (or Party A exits immediately) , Party A shall compensate Party B for the total amount of depreciation and amortization for three years and three charges for one year starting from the date of exit.

14.3	Party A shall continue to purchase the vehicles that have been ordered before the official exit date.

14.4	The compensation is calculated on the basis of the higher of the depreciation and amortization measured in the exit mechanism and the depreciation and amortization measured using the minimum depreciation and amortization ratio for life cycle planning (X).

14.5

Exit node	Expense Category	Exit principle
Early exit before SOP	Management and investment fee	The expenses incurred shall be paid by Party A and its affiliates in a lump sum
	Special equipment	The net value shall be purchased by Party A and its affiliates in a lump sum (it shall be first deducted from the security deposit paid), and the equipment shall be removed or disposed of by Party A and its affiliates.
	Shared equipment	The total amount of depreciation amortization for 2 years after payment of SOP for the scheduled capacity in accordance with Article 6. If there are new models to make up for part of the loss, both parties can separately discuss the deduction scheme.
Early exit after SOP	Three charges	One-time compensation for factory-related investment expenses (related to OEM models), including but not limited to unamortized investment, employee severance expenses, work-in-process manufacturing expenses, etc. The total amount of discount and amortization for two years and three charges for half a year shall be compensated to Party B from the date of the official exit of the brand, calculated based on the predetermined production capacity. In other cases, exit costs will be determined by the parties through friendly negotiation.
Land, plant and shared equipment
	Special equipment	The net value shall be purchased by Party A and its affiliates in a lump sum (it shall be first deducted from the security deposit already paid but not yet returned), and the equipment shall be removed or disposed of by Party A and its affiliates. If Party A entrusts the Base to propose the equipment disposal plan, which is implemented after being approved by Party A, the relevant expenses shall be borne by Party A.

15            Special provisions for integrity and self-discipline

15.1	Each party undertakes to strictly abide by the following provisions during business dealings:

(1)	It will not transfer any property or non-property interests or benefits to the personnel (including their relatives or other stakeholders, etc., the same below) of other parties (including their minority shareholders, controlling shareholders, actual controllers or other affiliates, the same below) in any name.

(2)	It will not carry out business activities with the personnel of the other parties, and the personnel who are related to each other should refrain from such acts. Within two years after the termination of cooperation, it will not employ or accept the services of the personnel of the other parties without the consent of the other parties.

15.2	In case of any breach of the foregoing agreement, the breaching party shall pay liquidated damages to the non-breaching party at the rate of 30% of the contract amount (or for a contract with a non-fixed amount, the amount actually incurred, the same below). If the contract amount cannot be determined, it shall pay a liquidated damages of RMB300,000 to the non-breaching party. If the case constitutes a crime, it shall be sent to the judicial organ for investigation of criminal responsibility.

15.3	If any party finds that the personnel of the other parties violate the aforementioned provisions for integrity and self-discipline, it shall report to the compliance department of the relevant party or the judicial organ.

15.4	The alteration, transfer, termination, cancellation or invalidation of this Agreement shall not affect the validity of the aforementioned provisions for integrity and self-discipline.

16            Termination and cancellation of this Agreement

16.1	Other parties shall terminate this Agreement by means of notice without any liability if any party:

(1)	is subject to insolvency or liquidation, or any other event similar to that provided by law;

(2)	has any change of ownership, or disposition of all or any of its material business or asset (other than a lawful organizational adjustment) which materially affects the ability of the Party to perform this Agreement.

16.2	This Agreement may be terminated by mutual agreement of the parties.

16.3	If any party delays the performance of this Agreement and fails to perform it after being urged by the non-breaching party, the non-breaching party may unilaterally terminate this Agreement.

16.4	In the event that this Agreement is terminated or canceled for any reason other than the foregoing, the parties shall negotiate in good faith any matters not listed in the above circumstances or matters that should be further discussed.

17            Dispute Resolution

This Agreement shall be governed by the laws of the People's Republic of China. If any dispute arises during the performance of this Agreement, it may be settled through negotiation of the parties. If the negotiation fails, any party shall bring a lawsuit to the people's court at the place where Party B is located.

18            Force Majeure

If either Party delays or fails to perform its obligations hereunder due to circumstances unforeseeable on the date of execution of this Agreement and beyond the reasonable control of either party, such Party shall not be deemed to be in breach of this Agreement and shall not be liable to the other Party, and the time limit for performing such obligations may be extended accordingly. Such circumstances include, but are not limited to, earthquakes, typhoons, destruction of buildings, wars, riots, fires, explosions, flood disasters, acts of government authorities, or acts of industry. The Party that is delayed or unable to perform its obligations under this Agreement as a result of the above circumstances shall immediately notify the other Party and use its reasonable efforts to minimize the impact of such circumstances on its performance of its obligations, and immediately notify the other Party and continue to fully perform its obligations under this Agreement after the end of such circumstances.

19            Miscellaneous

19.1	This Agreement shall take effect when signed and stamped by the authorized representatives of the parties, and terminate in accordance with the relevant termination terms of this Agreement. Articles 13, 14, 15, 16, 17 and 18 of this Agreement shall survive the termination of this Agreement, and the termination of this Agreement shall not affect the rights and obligations arising prior to such termination.

19.2	If supplementary provisions are required for the matters not covered in this Agreement, an ancillary agreement shall be signed separately by the parties through negotiation, which shall be annexed to this Agreement. The Annexes and this Agreement shall have the equal effect.

19.3	The Parties agree that, for purposes of this Agreement, Affiliate means, with respect to an entity, any entity that controls or is controlled by, directly or indirectly through one or more intermediate subjects, or is directly or indirectly under common control of the third party with, the entity. The aforementioned "control" means having the right to directly manage or have decision-making power over the management of an entity by: (a) directly or indirectly owning more than 50% of the voting shares, registered capital or equity of the entity; (b) The right to appoint a majority of the members of the Board of Directors or similar governing bodies of the entity; or (3) control by contract or other means, and "Controlled" shall have the corresponding meaning in accordance with the foregoing “control”. For the purpose of this Agreement only, Party A's affiliates do not include Party B and Party C and all entities not controlled by ZEEKR Technology Limited; The affiliates of Party B or Party C do not include Party A and all entities controlled by ZEEKR Technology Limited.

19.4	This Agreement shall be in sextuplicate, with each party holding two copies each, and each copy shall have the same legal effect.

[ Signature page]

Annex 1: Interpretation on depreciation and amortization principles

[***]

Annex 2: Division of labor and transaction path of the parties

[***]

Annex 3: RASIC division of labor

[***]

Annex 4: Quality agreement

[***]